Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Annual Shareholder Report/Semi-Annual Shareholder Report” in the Private Placement Memorandum and "Disclosure of Nonpublic Holdings", "Other Service Providers" and "Financial Statements" in the Statement of Additional Information, each dated March 1, 2022, and each included in this Amendment No. 23 to the Registration Statement (Form N-1A, File No. 811-23239) of American Beacon Institutional Funds Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 30, 2021 with respect to the financial statements and financial highlights of American Beacon Diversified Fund (one of the funds constituting American Beacon Institutional Funds Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

February 28, 2022